                                                                    EXHIBIT 99.5

                      CCC INFORMATION SERVICES GROUP INC.
                           WORLD TRADE CENTER CHICAGO
                              444 MERCHANDISE MART
                            CHICAGO, ILLINOIS 60654

                               NOVEMBER 30, 2001

Dear Stockholder:

     Enclosed are the prospectus and prospectus supplement (collectively, the "Prospectus") and other materials relating to the rights offering by CCC Information Services Group Inc. (the "Rights Offering"). Please carefully review the Prospectus, which describes how you can participate in the Rights Offering. You will be able to exercise your rights to purchase additional shares of CCC Information Services Group Inc. common stock, par value $0.10 per share (the "Common Stock"), only during a limited period. You should also refer to the detailed Instructions For Use Of CCC Information Services Group Inc. Subscription Certificates, included with this letter. The exercise of rights pursuant to the Rights Offering is irrevocable.

SUMMARY OF THE TERMS OF THE RIGHTS OFFERING.

     - You will receive one (1) transferable right for each share of Common Stock and each warrant to purchase Common Stock you owned on November 20, 2001. You will not receive fractional shares of Common Stock or cash in lieu of fractional shares of Common Stock as a result of your exercise of rights pursuant to the Rights Offering, but instead CCC Information Services Group Inc. will round the number of shares of Common Stock you receive upon the exercise of your rights down to the nearest whole number. For example, if you own 100 rights, you may subscribe for 15 shares of Common Stock (100 rights divided by 6.33949 = 15.77, rounded down to 15 shares, the nearest whole number down).

     - You may purchase one share of Common Stock for each 6.33949 rights you receive at the subscription price of $5.50 per share.

     - Your prompt action is requested. The rights will expire at 5:00 P.M., Eastern Time, on December 28, 2001 (as it may be extended, the "Expiration Date"). To exercise rights, properly completed and executed subscription certificate(s) and payment in full for all rights exercised must be received by the subscription agent as indicated in the Prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the Prospectus are followed in lieu of delivery of a subscription certificate prior to the Expiration Date. If you do not exercise or sell your rights before the Expiration Date, they will expire and will have no value.

     If your shares are held in your name, a subscription certificate is enclosed. If your shares are otherwise held in the name of your bank, broker, trustee, depository or other nominee, you must contact such nominee if you wish to participate in the Rights Offering.

     If you do not exercise your rights, your ownership in CCC Information Services Group Inc. may be diluted. Please review carefully the Prospectus, particularly the section that discusses "Risk Factors."

     If you have any questions concerning the Rights Offering, please feel free to contact the information agent for the Rights Offering, Innisfree M&A Incorporated, at (888) 780-5834 (toll free).

Sincerely,

Githesh Ramamurthy
Chairman and Chief Executive Officer